Exhibit 99.5

Confidential

Kingsway America Inc.

Exchange Offer for all Outstanding Unregistered

7.50% Senior Notes due 2014

June     , 2004

To Our Clients:

Enclosed for your consideration is a prospectus dated June 16, 2004 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of Kingsway America Inc. (the “Company”) to exchange the Company’s US$125,000,000 outstanding 7.50% Senior Notes due 2014 (the “Original Notes”), for its new issue of up to US$125,000,000 aggregate principal amount of the Company’s 7.50% Senior Notes due 2014, which will be registered under a Registration Statement on Form F-4 under the Securities Act of 1933, as amended (the “Exchange Notes”), upon the terms and subject to the conditions described in the Prospectus.

This material is being forwarded to you as the beneficial owner of the Original Notes carried by us for your account but not registered in your name. A tender of such Original Notes may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Original Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Original Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on July 14, 2004 unless extended by the Company (the “Expiration Date”). Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

Your attention is directed to the following:

1.	The Exchange Offer is for any and all Original Notes.

2.	The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

3.	Any transfer taxes incident to the transfer of Original Notes from the holder to the Company will be paid by the Company, except as otherwise provided in the instructions in the Letter of Transmittal.

4.	The Exchange Offer expires at 5:00 p.m., New York City time, on July 14, 2004, unless extended by the Company.

If you wish to have us tender your Original Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Original Notes.

Confidential

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Kingsway America Inc. with respect to its Original Notes.

This will instruct you to tender the Original Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related letter of transmittal.

Please tender the Original Notes held by you for my account as indicated below:

Aggregate principal amount of the 7.50% Senior Notes due 2014 tendered:

Please do not tender any of the 7.50% Senior Notes due 2014 held by you for my account

Signature(s)

Please Print Names Here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security Number(s)

None of the Original Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Original Notes held by us for your account.